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                                                                    EXHIBIT 8.1

                       [SHEARMAN & STERLING LETTERHEAD]

                                April 29, 1997

Cell Genesys, Inc.
342 Lakeside Drive
Foster City, California 94404

Ladies and Gentlemen:

  We have acted as counsel for Cell Genesys, Inc., a Delaware corporation ("CGI"), in connection with the preparation, execution and delivery of the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among CGI, S Merger Corp., a Delaware corporation ("Merger Sub"), and Somatix Therapy Corporation, a Delaware corporation ("STC"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the exchange by STC stockholders of STC Common Stock, STC Series A Preferred Stock, and STC Series B Preferred Stock for CGI Common Stock (the "Exchange"), and the merger of Merger Sub with and into STC (the "Merger") pursuant to the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

  In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Exchange and the Merger. We also have relied upon certificates of officers of CGI and STC (the "Officers' Certificates"). We have assumed that the Officers' Certificates have each been executed and delivered by appropriate officers of CGI and STC and are each true and correct. We also have assumed that each of the certifications made in the Officers' Certificates will continue to be true and correct as of the Effective Time unless we receive written notification from CGI or STC prior to the Effective Time. In addition, we have assumed that all statements to be made in the Officers' Certificates "to the best of the knowledge" of any person or party to the Merger will be correct as if made without such qualification.

  Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Exchange and the Merger are completed in accordance with the terms and conditions of the Merger Agreement, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof, on the effective date of the Registration Statement and at the time of the Exchange and the Merger, for federal income tax purposes:

    1. The Merger will constitute a reorganization within the meaning of section 368 of the Code.

    2. CGI, STC and Merger Sub will constitute parties to such reorganization.

    3. No gain or loss will be recognized by CGI, STC or Merger Sub in the Merger.

    4. No gain or loss will be recognized by holders of STC Capital Stock upon their receipt of CGI Common Stock in exchange for their STC Capital Stock, except that holders of STC Capital Stock who receive cash proceeds in lieu of fractional shares of CGI Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of STC Capital Stock allocated to their fractional share interests.
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    5. The gain or loss, if any, recognized by the holders of STC Capital
  Stock who receive cash proceeds in lieu of fractional shares of CGI Common Stock will constitute capital gain or loss if the fractional share interests exchanged are held as capital assets at the time of the Merger, and such capital gain or loss, if any, will constitute long-term capital gain or loss if the holding period for the fractional share interests (including the holding period of STC Capital Stock attributed thereto as described below) exceeds one year.

    6. The tax basis of CGI Common Stock received by holders of STC Capital Stock will be the same as the tax basis of the STC Capital Stock exchanged therfor less the tax basis, if any, allocated to fractional shares interests.

    7. The holding period of CGI Common Stock (including fractional share interests for which cash is received in lieu thereof) in the hands of holders of STC Capital Stock will include the holding period of their STC Capital Stock exchanged therfor provided that such STC Capital Stock is held as a capital asset at the time of the Merger.

    8. The discussion entitled "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

  We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the prospectus and to the filing of this opinion as Exhibit 8.1 to the Registration Statement.

  In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the time of the Exchange and the Merger, and we disclaim any duty to update such opinions.

  This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the shareholders of CGI, and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,